Exhibit 99.1

For Immediate Release

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Antonella Franzen
	609-720-4261	609-720-4665

Tyco International to Acquire Valve Manufacturer KEF Holdings in the United Arab Emirates

Acquisition Expands Tyco’s Product Portfolio, Provides Strategic Manufacturing Presence in Middle East Region

SCHAFFHAUSEN, Switzerland, March 21, 2011 — Tyco International Ltd. (NYSE:TYC), announced today that it has signed a definitive agreement to acquire a 75% equity stake in privately-held KEF Holdings Ltd. for approximately $300 million in cash. Based in the United Arab Emirates, KEF is a fully integrated valve manufacturer and one of the world’s leading providers of steel castings to the oil and gas, chemical, mining and power industries.

“This acquisition is a further step in our strategy to strengthen our leadership position in our core security, fire and flow control platforms,” said Tyco Chairman and Chief Executive Officer Ed Breen.  “The transaction provides our flow control business with a strategic manufacturing presence in the Middle East region while broadening our product portfolio for customers around the world.”

“This acquisition will enable us to better serve customers doing business across the region by drawing on the considerable strengths and deep experience of the KEF team in the areas of design, manufacturing and service,” said Patrick Decker, President of Tyco Flow Control. “This move significantly enhances our footprint in the region and provides us with a platform for our future growth and expansion.”

“This transaction aligns KEF with a highly respected global leader in valve manufacturing,” said Faizal Kottikollon, KEF’s founder and CEO, who will remain with the company in a leadership role following the transaction. “Tyco’s product knowledge, operations expertise and advanced valve technology are a natural fit with KEF’s local manufacturing and channels into the Middle East market, providing our customers an even higher level of customized choice and service.”

KEF has 900 employees with revenue expected to be approximately $140 million in the 2011 calendar year.  The business is 55 percent owned by Kottikollon who will retain a 25 percent equity stake in KEF following the close of the transaction.  Dubai International Capital (DIC) holds the remaining 45 percent of KEF and will sell its interest in the business as part of this transaction.

The transaction is expected to close in early summer, subject to customary closing conditions including regulatory approvals.

About Tyco International

Tyco International Ltd. (NYSE:TYC-News) is a diversified, global company that provides vital products and services to customers around the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2010 revenue of $17 billion and has more than 100,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

About Tyco Flow Control

Tyco Flow Control, a business segment of Tyco International Ltd. (NYSE: TYC), is a leading global manufacturer and marketer of valves and controls, water and environmental systems, and thermal control solutions to vital industries including energy, power, water, mining, chemical, food & beverage, and construction.  For more information on Tyco Flow Control, visit www.tycoflowcontrol.com.

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